Contacts:	Ivan R. Sabel	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Hai V. Tran	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES
NET INCOME APPLICABLE TO COMMON STOCK OF $0.17 PER DILUTED SHARE
FOR THE QUARTER ENDED JUNE 30, 2007, COMPARED TO A NET LOSS APPLICABLE
TO COMMON STOCK OF $0.42 PER DILUTED SHARE IN THE PRIOR YEAR

        BETHESDA, MARYLAND, July 30, 2007 – Hanger Orthopedic Group, Inc. (NYSE:HGR) announces net sales of $160.4 million and net income applicable to common stock of $4.7 million, or $0.17 per diluted share, for the quarter ended June 30, 2007, compared to a loss applicable to common stock of $9.3 million, or a loss of $0.42 per diluted share in the same period of the prior year.

Net sales for the quarter ended June 30, 2007 increased by $7.5 million, or 4.9%, to $160.4 million from $152.9 million in the prior year’s comparable quarter. The sales growth was primarily the result of a $5.8 million, or 4.2%, increase in same-center sales in our patient care business, and a $1.1 million, or 7.5%, increase in sales of the Company’s distribution segment. Gross profit for the second quarter of 2007 increased by $3.9 million to $81.4 million, or 50.8% of net sales, compared to $77.5 million, or 50.7% of net sales, in the second quarter of the prior year. The increase in gross profit was due principally to the increase in sales.

Income from operations was $17.8 million in the second quarter of 2007, compared to $16.0 million in the second quarter of 2006, a $1.8 million, or 11.4%, increase primarily due to the aforementioned increase in gross profit, offset by a $2.0 million increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses included a $1.1 million increase in labor expenses to support the growth in revenues and for merit increases, and a $0.5 million increase in the investments relating to the Company’s growth initiatives.

Net income applicable to common stock for the second quarter of 2007 was $4.7 million, or $0.17 per diluted share, compared to the prior year’s net loss applicable to common stock of $9.3 million, or a loss of $0.42 per diluted share.

Net sales for the six months ended June 30, 2007 increased by $10.9 million, or 3.7%, to $304.2 million from $293.3 million in the prior year. The sales growth was principally the result of a $9.1 million, or 3.5%, increase in same-center sales in our patient care business, and a $0.8 million, or 3.0%, increase in sales of the Company’s distribution segment. Gross profit for the first six months of 2007, increased by $5.0 million to $152.7 million, or 50.2% of net sales, compared to $147.7 million, or 50.4% of net sales, in the first six months of the prior year principally due to the sales increase.

Income from operations increased by $3.3 million in the first six months of 2007 to $30.2 million from $26.9 million in the same period of the prior year due to an increase in gross profit offset by an increase in selling, general and administrative expenses. Selling, general and administrative expenses increased by $1.5 million primarily due to a $1.3 million increase in labor costs and a $1.0 million increase in investments in our growth initiatives, offset by a $0.7 million decrease in non-labor expenses.

Net income applicable to common stock for the first six months of 2007 was $6.0 million, or $0.23 per diluted share, compared to a loss of $10.0 million, or a loss of $0.46 per diluted share, in the prior year.

Cash flow from operations was $17.9 million in the second quarter of 2007, compared to the prior year’s cash flow from operations of $5.7 million. This $12.2 million improvement was principally due to the premium paid on the extinguishment of debt in the second quarter of 2006 and the increase in net income in the second quarter of 2007. For the first six months of 2007, cash flow from operations was $20.1 million compared to the prior year’s cash used in operations of $7.1 million, a $27.2 million improvement. The increase was due primarily to the increased earnings, improved working capital and the $11.4 million premium paid for extinguishment of debt, as part of our refinancing in 2006.

Commenting on the results, Ivan R. Sabel, Chairman and Chief Executive Officer of Hanger Orthopedic Group, remarked, “We steadily improved our performance during the second quarter of 2007, as our patient care centers generated same center sales growth of over 4.0%. In addition to our sound financial performance, we also increased the pace of our acquisition program with the acquisition of Paris O&P, a multi-site provider of orthotic and prosthetic services; and the July 2nd acquisition of SureFit, a leading manufacturer and distributor of diabetic footwear in the podiatric market. We were also proud to announce the signing of a commercialization agreement with Teijin Limited to make the WalkAide® System available in Japan. Our strong performance, combined with the milestones I just mentioned, demonstrate progress on both our organic and strategic growth initiatives.”

        Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating 621 patient care centers in 45 states and the District of Columbia, with 3,502 employees including 1,029 practitioners (as of 6/30/07). Hanger is organized into four units. The two key operating units are patient care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide, visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

_________________

This document contains forward-looking statements relating to the Company’s results of operations. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Statements relating to future results of operations in this document reflect the current views of management. However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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-tables to follow-

Hanger Orthopedic Group, Inc.
(Dollars in thousands, except share and per share amounts)
(unaudited)

Income Statement:	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	$160,366	$152,855	$304,217	$293,300
Cost of goods sold (exclusive of depreciation and amortization)	78,945	75,346	151,494	145,561
Selling, general and administrative	59,714	57,751	114,872	113,378
Depreciation and amortization	3,878	3,759	7,626	7,447

Income from operations	17,829	15,999	30,225	26,914
Interest expense	9,125	9,914	18,465	19,414
Extinguishment of debt	--	16,415	--	16,415

Income (loss) before taxes	8,704	(10,330)	11,760	(8,915)
Provision (Benefit) for income taxes	3,612	(4,606)	4,884	(4,020)

Net income	5,092	(5,724)	6,876	(4,895)
Less preferred stock dividend and accretion-7% Redeemable
Preferred Stock	--	1,186	--	2,751
Less preferred stock dividends declared and accretion-Series A
Convertible Preferred Stock	416	167	833	167
Less beneficial conversion feature accretion-Series A
Convertible Preferred Stock	--	2,224	--	2,224

Net income (loss) applicable to common stock	$4,676	$(9,301)	$6,043	$(10,037)

Basic Per Common Share Data:
Net income (loss)	$0.21	$(0.42)	$0.27	$(0.46)

Shares used to compute basic per common share amounts	22,399,292	21,946,319	22,295,606	21,891,694

Diluted Per Common Share Data:
Net income (loss)	$0.17	$(0.42)	$0.23	$(0.46)

Shares used to compute diluted per common share amounts	30,049,735	21,946,319	29,908,304	21,891,694

Cash Flow Data:
Cash flow provided by (used in) operations	$17,950	$5,697	$20,106	$(7,074)
Capital expenditures	$4,969	$2,560	$9,094	$5,177
Increase in cash	$10,632	$6,519	$6,947	$4,770

Balance Sheet Data:	June 30, 2007	December 31, 2006	June 30, 2006	December 31, 2005
Working Capital	$165,422	$157,208	$150,372	$135,551
Total Debt	$409,184	$410,624	$422,727	$378,431
Shareholders’ Equity	$175,879	$167,677	$156,927	$165,242

Income Statement as a % of Net Sales:	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold (exclusive of depreciation and amortization)	49.2%	49.3%	49.8%	49.6%
Selling, general and administrative	37.2%	37.8%	37.8%	38.8%
Depreciation and amortization	2.4%	2.5%	2.5%	2.5%

Income from operations	11.2%	10.4%	9.9%	9.1%
Interest expense, net	5.7%	6.5%	6.1%	6.6%
Extinguishment of debt	0.0%	10.7%	0.0%	5.6%

Income before taxes	5.5%	-6.8%	3.8%	-3.1%
Provision (Benefit) for income taxes	2.3%	-3.1%	1.6%	-1.4%

Net income	3.2%	-3.7%	2.2%	-1.7%

Hanger Orthopedic Group, Inc.

Statistical Data:	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Patient-care centers	621	621	621	621
Number of practitioners	1,029	1,012	1,029	1,012
Number of states (including D.C.)	46	46	46	46
Payor mix:
Private pay and other	58.9%	58.6%	59.3%	58.5%
Medicare	30.1%	30.8%	29.7%	30.8%
Medicaid	6.0%	6.3%	6.2%	6.4%
VA	5.0%	4.3%	4.8%	4.3%
Percentage of net sales from:
Patient-care services	90.0%	90.6%	90.4%	90.5%
Distribution	9.7%	9.4%	9.4%	9.5%